FORM OF PRE-FUNDED WARRANT TO PURCHASE COMMON SHARES

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. SUBJECT TO A 12-MONTH LOCKUP FROM DATE OF EXERCISE.

STEWARDS INC.

PRE-FUNDED WARRANT TO PURCHASE COMMON SHARES

Warrant No.: 005

Maximum Number of Common Shares: 2,108,728.00 (exercisable in 9 tranches of 210,873.00 shares each and 1 tranche of 210,871.00 shares, per Exhibit B to this Warrant)

Date of Issuance: November 3, 2025 (“Issuance Date”)

Stewards Inc., a Nevada corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Dolomite Foundation, the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, at any time or times on or after the applicable Milestone Confirmation Date but not after 5:00 p.m., New York time, on September 30, 2029 (the “Expiration Date”), up to 2,108,728.00 fully paid and nonassessable Common Shares, $0.0001 par value per share (the “Common Shares” and such shares, the “Warrant Shares”), exercisable in 9 tranches of 210,873.00 Warrant Shares each and 1 tranche of 210,871.00 Warrant Shares (each, a “Tranche”), subject to adjustment as provided herein and in Schedule B to the Securities Purchase Agreement.

This Warrant is one of the Pre-Funded Warrants (the “SPA Warrants”) issued pursuant to Section 2.1 of that certain Securities Purchase Agreement, dated as of November 3, 2025 (the “SPA”), by and among the Company and the investors party thereto. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 18 or the SPA.

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1. EXERCISE OF WARRANT

(a) Mechanics of Exercise.

Subject to the terms and conditions hereof (including, without limitation, the Mandatory Milestone Exercise Condition in Section 1(e)), the Holder may exercise this Warrant in whole or in part by electing to exercise one or more Tranches, at any time or times on or after the Milestone Confirmation Date for such Tranche(s) and on or before the Expiration Date, by: (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), specifying the Tranche(s) and number of Warrant Shares to be exercised; and (ii) notification to the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(c)).

The Holder shall not be required to deliver the original Warrant to effect an exercise hereunder. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares (if any).

On or before the first (1st) Trading Day following the date on which the Company has received the Exercise Notice, the Company shall transmit by electronic mail an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the fifth (5th) Trading Day (the “Share Delivery Date”), the Company shall (x) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of Warrant Shares to which the Holder is entitled to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, or (y) otherwise, issue and deliver to the Holder book-entry statements evidencing the Warrant Shares registered in the Company’s share register in the name of the Holder or its designee.

The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any. Upon delivery of the Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the book-entry statements.

No new Warrant certificate shall be issued upon partial exercise. The Company and Transfer Agent shall reduce the outstanding Warrant balance by book-entry only. The remaining number of exercisable Warrant Shares shall be tracked internally by the Transfer Agent and reported to the Holder upon request.

No fractional Warrant Shares are to be issued upon exercise, but rather the number of Warrant Shares shall be rounded down to the nearest whole number. The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. The Company’s obligations to issue and deliver Warrant Shares are absolute and unconditional, irrespective of any action or inaction by the Holder, any waiver, setoff, counterclaim, or termination.

(b) Exercise Price.

The aggregate exercise price of this Warrant, except for a nominal exercise price of $0.0001 per Warrant Share, was pre-funded to the Company on or prior to the Issuance Date and, consequently, no additional consideration (other than the nominal $0.0001 per Warrant Share) shall be required to effect any exercise. The Holder is not entitled to refund of any pre-paid amount. The remaining unpaid exercise price per share is $0.0001, subject to adjustment (the “Exercise Price”).

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(c) Cashless Exercise.

The Holder may exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of Warrant Shares determined according to the following formula (a “Cashless Exercise”):

 Net Number = (A x B) - (A x C)

B

For purposes of the foregoing formula:

  A = the total number of shares with respect to which this Warrant is then being exercised.
  B = as applicable: (i) the Weighted Average Price of the Common Shares on the Trading Day immediately preceding the date of the applicable Exercise Notice if such Exercise Notice is (1) both executed and delivered pursuant to Section 1(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 1(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) the bid price of the Common Shares on the principal Trading Market as reported by Bloomberg as of the time of the Holder’s execution of the applicable Exercise Notice if such Exercise Notice is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 1(a) hereof or (iii) the Weighted Average Price of the Common Shares on the date of the applicable Exercise Notice if the date of such Exercise Notice is a Trading Day and such Exercise Notice is both executed and delivered pursuant to Section 1(a) hereof after the close of “regular trading hours” on such Trading Day.
  C = the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(d) Disputes.

In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 13.

(e) Mandatory Milestone Exercise Condition

THIS WARRANT MAY NOT BE EXERCISED FOR ANY TRANCHE UNLESS AND UNTIL: (i) the $DOLO 30-day VWAP has reached or exceeded the Trigger Price for that Tranche as set forth in Schedule B to the SPA; (ii) such achievement has been mutually confirmed in writing by the Company and the Lead Investor within 5 Business Days of the end of the relevant 30-day period (the “Milestone Confirmation Date”); and (iii) The corresponding quantity of $DOLO Tokens for such Tranche has been: (A) released from the Multi-Sig Wallet; (B) received in the Company Wallet; and (C) verified in writing by the Company’s Chief Financial Officer as cleared, unencumbered, and fully owned by the Company. Any Exercise Notice delivered prior to satisfaction of all conditions in this Section 1(e) shall be null and void. The Exercise Notice shall attach evidence of (ii) and (iii).

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(f) Insufficient Authorized Shares.

If at any time while this Warrant remains outstanding the Company does not have the Required Reserve Amount, then the Company shall immediately take all action necessary to increase the Company's authorized Common Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding.

2. NASDAQ UPLISTING CONTINGENCY

If the Company’s Nasdaq uplisting is delayed beyond December 5, 2025, the parties shall negotiate in good faith to adjust the terms of Share issuance or the lockup period to ensure compliance with applicable Nasdaq listing requirements, including but not limited to Nasdaq Listing Rule 5635. Any such adjustment shall be documented in a written amendment to this Warrant signed by the Company and the Holder.

3. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES

If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of the outstanding Common Shares into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of the outstanding Common Shares into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 3 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4. CLAWBACK UPON $DOLO PRICE FAILURE

(a) If at any time after the Issuance Date and prior to full exercise of this Warrant, the $DOLO 30-day VWAP falls below $0.01 (the “Clawback Trigger”), then: (i) all unexercised Warrant Shares corresponding to unachieved Tranches (per Exhibit B to this Warrant) shall be automatically cancelled and cease to be exercisable; and (ii) the Company and the Lead Investor shall coordinate to obtain three (3) out of four (4) signatures from the Multi-Sig Wallet signatories to return a pro-rata portion of the Tokens from the Multi-Sig Wallet to the original contributing Investors, valued at the higher of (x) the then-current 30-day VWAP or (y) $0.01 per Token.

(b) The Company shall provide written notice to the Holder within five (5) Business Days of mutual verification of the Clawback Trigger.

(c) Upon clawback, the Holder shall surrender this Warrant (or a reduced version) to the Company for cancellation of the affected Tranche(s).

(d) This clawback right shall survive any transfer of this Warrant.

5. NON-CIRCUMVENTION

The Company hereby covenants and agrees that the Company will not, by amendment of its articles of incorporation or bylaws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise, (ii) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant, and (iii) will, so long as any of the SPA Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Shares, solely for the purpose of effecting the exercise of the SPA Warrants, the Required Reserve Amount for the SPA Warrants then outstanding (without regard to any limitations on exercise).

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6. WARRANT HOLDER NOT DEEMED A SHAREHOLDER

Except as otherwise specifically provided herein, the Holder, solely in such Person's capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person's capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding the foregoing, the Company shall provide the Holder with copies of the same notices and other information given to the shareholders of the Company generally, contemporaneously with the giving thereof to the shareholders.

7. REISSUANCE OF WARRANTS

(a) Transfer of Warrant.

If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b) Lost, Stolen or Mutilated Warrant.

Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants.

This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional shares shall be given.

(d) Issuance of New Warrants.

Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of Common Shares underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

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8. NOTICES

Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 14.2 of the SPA. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor.

9. COMPANY TOKEN HOLD ACKNOWLEDGMENT

The Holder acknowledges that the Company is subject to the Token Hold restrictions set forth in Section 2.7(b) of the SPA and agrees that any breach thereof shall not affect the validity of this Warrant or the Holder’s exercise rights hereunder.

10. AMENDMENT AND WAIVER

Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

11. GOVERNING LAW; JURISDICTION; JURY TRIAL

This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Clark County, Nevada, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in the SPA and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

12. CONSTRUCTION; HEADINGS

This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

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13. DISPUTE RESOLUTION

In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via email within two (2) Business Days of receipt of the Exercise Notice or other event giving rise to such dispute to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within five (5) Business Days of such disputed determination or calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via email (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company's independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

14. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF

The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, the SPA and any other Transaction Document, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

15. TRANSFER

This Warrant and the Warrant Shares may be offered for sale, sold, transferred or assigned without the consent of the Company, subject to compliance with applicable federal and state securities laws.

16. SEVERABILITY

If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

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17. DISCLOSURE

Upon receipt or delivery by the Company of any notice in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries, the Company shall contemporaneously with any such receipt or delivery, publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or its subsidiaries, the Company shall so indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries.

18. CERTAIN DEFINITIONS

For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Bloomberg” means Bloomberg Financial Markets.

(b) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(c) “Common Shares” means the Common Stock of the Company and stock of any other class into which such shares may hereafter be changed or reclassified.

(d) “Eligible Market” means The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange, Inc., the OTC Bulletin Board operated by the Financial Industry Regulatory Authority, Inc., or any other national securities exchange or other market designated by the Board of Directors of the Company.

(e) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(f) “Principal Market” means the The Nasdaq Capital Market.

(g) “Required Reserve Amount” means 100% of the number of Warrant Shares as shall from time to time be necessary to effect the exercise of all of this Warrant then outstanding without regard to any limitation on exercise included herein.

(h) “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company's primary Eligible Market with respect to the Common Shares as in effect on the date of delivery of the applicable Exercise Notice.

(i) “Trading Day” means any day on which is open for trading.

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(j) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading) on the date of exercise, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading) on the date of exercise, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTCID by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 13 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

(k) “$DOLO 30-day VWAP” means the volume-weighted average price over the specified 30 consecutive Trading Days and shall be determined based on trading data reported on Coinbase, or if unavailable, from another reputable exchange mutually agreed by the Parties to the SPA.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the Issuance Date.

STEWARDS INC.

By: /s/ Shaun Quin

Name: Shaun Quin

Title: President

Holder

By: Corey Caplan

Name: Corey Caplan

Title: Director

Dolomite Foundation

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EXHIBIT A

EXERCISE NOTICE TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS WARRANT TO PURCHASE COMMON SHARES IN STEWARDS INC.

The undersigned holder hereby exercises the right to purchase _________________ Common Shares (“Warrant Shares”) of Stewards Inc., a Nevada corporation (the “Company”), evidenced by the attached Warrant to Purchase Common Shares (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

  Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:
  ☐ a “Cashless Exercise” with respect to __________ Warrant Shares (Tranche(s): [Specify Tranche #s and Shares per Tranche]), resulting in a delivery obligation of the Company to the Holder of __________ Common Shares representing the applicable Net Number.

  Milestone Confirmation. Attached is evidence of Milestone Confirmation for the selected Tranche(s) per Section 1(e)(i) of the Warrant.

  Joint Written Confirmation. Attached is a joint written confirmation (email suffices) from an authorized officer of the Company and the Lead Investor verifying that the $DOLO 30-day VWAP has reached the Trigger Price and specifying the Milestone Confirmation Date per Section 1(e)(ii) of the Warrant.

  Attached is written verification from the Company’s Chief Financial Officer per Section 1(e)(iii) of the Warrant:

CFO TOKEN DELIVERY VERIFICATION
I, [Name], Chief Financial Officer of Stewards Inc., hereby confirm that: Tranche [__] Tokens in the amount of [Qty] $DOLO were released from the Multi-Sig Wallet via transaction hash: [Hash];

Such Tokens were received in the Company Wallet [Address] on [Date]; and

The Tokens are cleared, unencumbered, and fully owned by the Company.

Signed: _________________________
Date: ___________________________

  Delivery of Warrant Shares. The Company shall deliver to the Holder __________ Warrant Shares in accordance with the terms of the Warrant.

Date: _____________, 20

Name of Registered Holder:

By: ______________________________
Name: ____________________________
Title: ____________________________

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ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs Clear Trust to issue the above indicated number of Common Shares in accordance with the Transfer Agent Instructions dated _____________, 20__ from the Company and acknowledged and agreed to by Clear Trust.

STEWARDS INC.

By: ______________________________
Name: ____________________________
Title: ____________________________

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EXHIBIT B

TIERED EXERCISE SCHEDULE

The following table outlines the tiered exercise framework for the Warrants issued under this Agreement. Each tier represents a defined $DOLO token price level that, once reached, activates the right to exercise a proportional portion of the Warrants. The number of tokens corresponding to each price level and the resulting Warrant Shares are presented below, reflecting a total investment equivalent of $8,603,610.24, allocated across ten price tiers.

Tranche	Token Price	Tokens	Shares
1	$0.10	8,603,606.00	210,873.00
2	$0.20	4,301,804.00	210,873.00
3	$0.30	2,867,871.00	210,873.00
4	$0.40	2,150,902.00	210,873.00
5	$0.50	1,720,723.00	210,873.00
6	$0.60	1,433,937.00	210,873.00
7	$0.70	1,229,090.00	210,873.00
8	$0.80	1,075,452.00	210,873.00
9	$0.90	955,958.00	210,873.00
10	$1.00	860,340.00	210,871.00
Total		25,199,683.00	2,108,728.00

Holder

_________________________________

By

Name: Corey Caplan

Title: Director

Dolomite Foundation

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